Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 10, 2005, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Measurement Specialties, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2005, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

New York, New York
November 21, 2005